Exhibit 5.2

1345 AVENUE OF THE AMERICAS, 11th FLOOR NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com

November 4, 2024

Arbe Robotics, Ltd.
HaHashmonaim St. 107

Tel Aviv-Yafo, Israel

Re:	Registration Statement on Form F-3 (File No. 333-269235)

Gentlemen:

We have acted as counsel to Arbe Robotics, Ltd., a company organized under the laws of the State of Israel (the “Company”), in a public offering pursuant to the Registration Statement on Form F-3 (File No. 333-269235) which was declared effective by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on February 24, 2023 (as amended, the “Registration Statement”), and the prospectus contained therein dated January 13, 2023 (the “Base Prospectus”), as supplemented by a prospectus supplement dated November 4, 2024 (the Base Prospectus and the prospectus supplement, the “Prospectus”), relating to the offering by the Company of up to (i) 4,293,957 of its ordinary shares (the “Shares”), par value NIS 0.000216 per share (the “Ordinary Shares”), (ii) 3,956,043 Pre-Funded Warrants (the “Pre-Funded Warrants”) to purchase Ordinary Shares (the “Pre-Funded Warrant Shares”) in lieu of Shares, (iii) 8,250,000 Tranche A Warrants (the “Tranche A Warrants”) to purchase 8,250,000 Ordinary Shares (the “Tranche A Shares”) and (iv) 8,250,000 Tranche B Warrants (the “Tranche B Warrants,” and, together with the Pre-Funded Warrants and the Tranche A Warrants, the “Warrants”) to purchase 8,250,000 Ordinary Shares (the “Tranche B Shares,” and, together with the Pre-Funded Warrant Shares and Tranche A Warrant Shares, the “Warrant Shares”) and we understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Warrants are issued, delivered and paid for, such Warrants (including the Pre-Funded Warrants, Tranche A Warrants and Tranche B Warrants) will be the legal binding obligations of the Company enforceable in accordance with their terms except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

The opinions expressed herein are limited to (i) the internal laws of the State of New York, and (ii) the securities laws of the United States of America, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 6-K filed on November 4, 2024, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP